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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*


                             Province Healthcare Co.
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    743977100
                                 (CUSIP Number)

                                  July 31, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G



CUSIP No.               743977100


--------------------------------------------------------------------------------
   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc.,
          A I M Capital Management, Inc., and AIM Private Asset Management, Inc. I.D. No. 74-1881407

--------------------------------------------------------------------------------
   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
             -------------------------------------------------------------------
          (b)
             -------------------------------------------------------------------

--------------------------------------------------------------------------------
   3.     SEC Use Only  ________________________________________________________

--------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------
                        5.    Sole Voting Power                      2,103,381

                        --------------------------------------------------------
Number of Shares        6.    Shared Voting Power
Beneficially Owned                                                     ---------
by Each Reporting       --------------------------------------------------------
Person                  7.    Sole Dispositive Power                 2,103,381

                        --------------------------------------------------------
                        8.    Shared Dispositive Power
                                                                       ---------
--------------------------------------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting
          Person                                                       2,103,381

--------------------------------------------------------------------------------
   10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) __________________

--------------------------------------------------------------------------------
   11.    Percent of Class Represented by Amount in Row (9)                 6.7%

--------------------------------------------------------------------------------
   12.    Type of Reporting Person (See Instructions)       HC

--------------------------------------------------------------------------------

                                  SCHEDULE 13G



Item 1(a) NAME OF ISSUER:

          Province Healthcare Co.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          105 Westwood Place, Suite 400
          Brentwood, TN  37027

Item 2(a) NAME OF PERSON FILING:

          A I M Management Group Inc.

Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          11 Greenway Plaza, Suite 100
          Houston, Texas  77046

Item 2(c) CITIZENSHIP:

          State of Delaware

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, $.01 par value per share

Item 2(e) CUSIP NUMBER:

          743977100

Item 3    TYPE OF REPORTING PERSON:

          Parent Holding Company, in accordance with section
          240.13d-1(b)(1)(ii)(G)

Item 4(a) AMOUNT BENEFICIALLY OWNED AS OF JULY 31, 2001:

          2,103,381

Item 4(b) PERCENT OF CLASS:

          6.7%

Item 4(c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   Sole power to vote or to direct the vote:              2,103,381
          (ii)  Shared power to vote or to direct the vote:            N/A
          (iii) Sole power to dispose or to direct the disposition of: 2,103,381
          (iv)  Shared power to dispose or to direct the
                disposition of:                                        N/A

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          N/A

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          N/A

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          A I M Advisors, Inc., A I M Capital Management, Inc., and AIM Private Asset Management Inc., Investment Advisers registered under
          Section 203 of the Investment Advisers Act


Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          N/A

Item 9    NOTICE OF DISSOLUTION OF A GROUP:

          N/A

Item 10   CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          SIGNATURE:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             August 8, 2001
                                        Date

                           /s/CAROL F. RELIHAN
                           -----------------------------------------------------
                                             Signature


                           Carol F. Relihan
                           Senior Vice President, Secretary and General Counsel A I M Management Group Inc.
                                                  Name/Title



** Please call Jesse Frazier at (713) 214-4780 with questions regarding this filing.




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